Exhibit 99.1

Date	January 23, 2023

Contacts	Investors: ir@eose.com Media: media@eose.com

Eos Energy Enterprises, Inc. Announces CFO Transition

Randy Gonzales to step away from day-to-day operations due to family health reasons.

EDISON, N.J.— Eos Energy Enterprises, Inc. (NASDAQ: EOSE) (“Eos”), a leading provider of safe, scalable, efficient, and sustainable zinc-based long-duration energy storage systems, today announced that Randall (Randy) B. Gonzales will be stepping away from his Chief Financial Officer responsibilities into a corporate advisory role and will be succeeded by Nathan Kroeker, effective January 23, 2023.

“Over the past 12 months Randy has been a great business partner and key architect in Eos’s ability to scale and to deliver products to our customers,” said Joe Mastrangelo, CEO of Eos. “In addition, he has been instrumental in the Company’s diversification of the capital stack, including the $100 million senior secured term loan that closed in the third quarter of 2022, the up to $100 million at-the-market (“ATM”) equity program, and most recently the $13.75 million convertible note that was announced last week. Randy and I have been working over the past two months to find the right balance for him to spend more time with his family while continuing as our CFO. Sadly, we concluded that this was the best decision for Eos, and more importantly, Randy and his family.”

“Eos is a company with a bright future, and I believe that it is best for the Company to have a CFO that is 100% focused on delivering company results,” said Gonzales. “I look forward to leading the CFO transition and continuing to work with the team in my new capacity.”

Mr. Kroeker brings 25 years of finance and energy industry experience. Nathan spent 10 years at Spark Energy, starting as the CFO before eventually taking over as CEO in 2014. In 2014, Nathan led the IPO process at Spark Energy - the first independent retail energy company to successfully IPO on the NASDAQ. Nathan began his career in public accounting with Coopers & Lybrand and Arthur Andersen, before moving into transaction advisory with Ernst & Young. In 2004, Nathan left consulting for progressive finance roles at Direct Energy, a leading provider of energy and home/business services in North America. Nathan began in energy trading and upstream then eventually became VP, Finance and CFO of Direct Energy’s North American Mass Markets division in 2006. In 2009, he joined the Macquarie Bank as Senior VP and CFO of their global energy trading business.

“I was attracted to this opportunity because of the foundation the team has built,” said Kroeker. “In my time talking to the team, I see a company poised for growth and can’t wait to roll-up my sleeves and get started.”

Mr. Kroeker received an undergraduate degree in Accounting from the University of Manitoba, was a former CA in Canada, and is a licensed CPA in Texas.

“We are excited to have Nathan joining our team. He brings extensive finance and operational experience to our team. We shouldn’t miss a step in executing our strategic growth plan,” said Mastrangelo.

About Eos

Eos Energy Enterprises, Inc. is accelerating the shift to clean energy with positively ingenious solutions that transform how the world stores power. Our breakthrough Znyth™ aqueous zinc battery was designed to overcome the limitations of conventional lithium-ion technology. Safe, scalable, efficient, sustainable—and manufactured in the U.S.—it's the core of our innovative systems that today provide utility, industrial, commercial, and residential customers with a proven, reliable energy storage alternative. Eos was founded in 2008 and is headquartered in Edison, New Jersey. For more information about Eos (NASDAQ: EOSE), visit eose.com.

2	January 23, 2023